Exhibit (k)(2)(ii)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT as of the 1st day of July 2025 by and among Callodine Specialty Income Fund, a Delaware statutory trust (the “Fund”) and Callodine Capital Management, LP, a Delaware limited partnership (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated February 10, 2025 (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.      The Investment Manager agrees with the Fund to limit the amount of the total annual fund operating expenses (excluding Incentive Fees, acquired fund fees and expenses, distribution and service fees, interest and fees related to warehouse investments (as defined in the Prospectus) and leverage, taxes, expenses related to litigation and potential litigation, and extraordinary expenses (collectively, “Specified Expenses”)) so they do not exceed 2.00% of the average daily net assets for any Class (the “Expense Limit”). If the total annual fund operating expenses, exclusive of the Specified Expenses, in respect of any class for any day, exceed the Expense Limit, the Investment Manager will waive its Investment Management Fee and/or reimburse the Fund for expenses to the extent necessary to eliminate such excess. The Investment Manager may also directly pay expenses on behalf of the Fund and waive reimbursement under this Agreement.

3.      Unless sooner terminated by the Board of Trustees of the Fund (the “Trustees”) as provided in Paragraph 4 of this Agreement, this Agreement will have a term ending one (1) year from the effective date of the Fund’s initial registration statement on Form N-2. This Agreement will automatically renew for consecutive twelve-month terms thereafter, provided that such continuance is specifically approved at least annually by a majority of the Trustees.

4.       This Agreement may be terminated at any time, and without payment of any penalty, by the Trustees, on behalf of the Fund, upon thirty (30) days’ written notice to the Investment Manager. This Agreement may not be terminated by the Investment Manager without the consent of the Trustees.

5.       To the extent that the Investment Manager waives its Investment Management Fee, reimburses expenses to the Fund or pays expenses directly on behalf of the Fund, it is permitted to recoup from the Fund any such amounts for a period not to exceed three years from the date on which such fees and expenses were waived, reimbursed, or paid, even if such recoupment occurs after the termination of this Agreement. However, the Investment Manager may only recoup amounts waived or assumed, provided it is able to effect such recoupment without causing the Fund’s expense ratio (after recoupment) to exceed the lesser of (i) the Expense Limit in effect at the time of the waiver and (ii) the Expense Limit in effect at the time of the recoupment.

6.       This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”). To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7.       This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CALLODINE SPECIALTY INCOME FUND

/s/ Jay Lyons
By:	Jay Lyons
Title:	President

CALLODINE CAPITAL MANAGEMENT, LP

/s/ James Morrow
By:	James Morrow
Title:	CEO

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